Exhibit 10.2

Second Amended and Restated Employment Agreement

This Second Amended and Restated Employment Agreement (the “Agreement”), is entered into effective as of the 1st day of April, 2022 (the “Effective Date”), by and between Vital Farms, Inc., a Delaware corporation (the “Company”), and Jason Dale, an individual residing in Austin, Texas (“Employee”). This Agreement amends, restates and supersedes prospectively in its entirety the Amended and Restated Employment Agreement between the Company and Employee effective July 9, 2020, which amended and replaced the Employment Agreement between the Company and Employee dated October 15, 2018 (together, the “Prior Agreement”).

RECITALS

Whereas, the Company and Employee executed the Prior Agreement pursuant to which Employee continued employment with the Company;

Whereas, the Company and Employee desire to enter into a second amended and restated employment agreement to reflect the current understanding between the Parties.

AGREEMENT

Now, therefore, in consideration of the foregoing, the accuracy of which is hereby acknowledged, and in further consideration of the mutual promises and covenants herein set forth, the Parties hereby agree as follows:

1.Employment. The Company desires to continue the at-will employment of Employee in the capacity of full-time Chief Operating Officer and Chief Financial Officer pursuant to the terms and conditions of this Agreement and, in connection therewith, to compensate Employee for Employee’s personal services to the Company. Employee, in turn, desires to continue to be employed by the Company on an at-will basis and provide personal services to the Company in return for certain compensation, upon the terms and subject to the conditions contained in this Agreement.

2.Duties and Authority. During the term of this Agreement, Employee will continue to serve as the Chief Operating Officer and Chief Financial Officer of the Company. Employee will perform such services as are customary for employees having such title in a corporation similar in size and complexity of the Company, and such services as Employee has performed for the Company in the past (the “Services”). The employment relationship between Employee and the Company shall also continue to be subject to the Company’s personnel policies and procedures as may be in effect from time to time, including those set forth in the Vital Farms Crewmember Handbook. In the event of a conflict between this Agreement and such policies or procedures, the terms of this Agreement shall govern. Employee will continue to perform the Services faithfully and to the best ability of Employee and use the best efforts of Employee to carry out the duties and responsibilities to the Company as contemplated herein. In performing the duties of Employee under this Agreement, Employee will fully support, assist, and cooperate with efforts

Second Amended and Restated Employment Agreement

of the Company to expand its business and operate profitably and in conformity with business and strategic plans approved from time to time by the Company.

The position of Employee and the associated duties of Employee may be changed by the Company; provided, however, that any such change shall be consistent with the training, experience and qualifications of Employee.

3.Term of Employment. The continued employment of Employee with the Company under this Agreement shall begin on the Effective Date and shall continue until such employment is terminated by either party in accordance with the terms of Section 10 of this Agreement.

4.Direction from Chief Executive Officer. Employee will report to the Chief Executive Officer of the Company for direction and guidance as to the performance of the duties of Employee under this Agreement. To facilitate communication between Employee and the Chief Executive Officer, Employee will report on the status of the activities of Employee and the performance of the duties of Employee to the Chief Executive Officer at such times as Employee may be reasonably requested to do so.

5.Authority. The Company will vest in Employee such authority that may reasonably be necessary in the performance of the duties of Employee, or as may be consistent, customary or commensurate with the position; provided, however, that Employee will not have any authority to execute contracts or enter into agreements on behalf of the Company unless such authority is specifically delegated to Employee by the Board of Directors of the Company (the “Board”) or the Chief Executive Officer.

6.Time and Attention to Services. Employee will continue to devote substantially all of the professional time and attention of Employee to the performance of the duties of Employee to the Company during the term of this Agreement.  Except with the prior written consent of the Company, Employee will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with Employee’s responsibilities and the performance of Employee’s duties hereunder, except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Employee may wish to serve, (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Employee’s duties, (iii) such other activities as may be specifically approved in writing by the Board.  This restriction shall not, however, preclude Employee (i) from owning less than one percent (1%) of the total outstanding shares of a publicly traded company, or (ii) from employment or service in any capacity with Affiliates of the Company.  As used in this Section 6, “Affiliates” means an entity under common management or control with the Company.

7.Place of Performance. Except as otherwise reasonably determined by the Chief Executive Officer from time to time and other than such business trips to such places as may be necessary or advisable for the efficient operations of the Company, throughout the term of this Agreement, Employee will

Second Amended and Restated Employment Agreement

principally perform the duties of Employee under this Agreement from the Company’s headquarters office in Austin, Texas.

8.Confidential Information, Inventions, Non-Solicitation and Non-Competition Obligations. In connection with Employee’s continued employment with the Company, Employee will continue to receive and continue to have access to the Company’s confidential information and trade secrets.  Accordingly, and in consideration of the benefits Employee is eligible to receive under this Agreement, Employee agrees to execute and abide by the Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement attached as Exhibit A (“Confidential Information Agreement”), which may be amended by the parties from time to time without regard to this Agreement. The Confidential Information Agreement supersedes prospectively only Employee’s Proprietary Information and Inventions Agreement and any other agreement between Employee and the Company regarding the subject matter contained in the Confidential Information Agreement.  The Confidential Information Agreement contains provisions that are intended by the parties to survive and do survive termination of this Agreement.

9.Compensation and Benefits.

(a)Base Salary. Employee shall be paid a base salary of $400,000 (“Base Salary”), subject to applicable federal, state, and local withholding, and such other withholding agreed to by the Parties or otherwise required by law, or as may be periodically increased from time to time by the Company in its sole discretion. The parties agree that the Company may decrease Executive’s Base Salary without Executive’s consent only in connection with an across the board reduction applicable to similarly situated executives in accordance with the Company’s business needs.  The Base Salary shall be paid to Employee in the same manner and on the same payroll schedule in which all Company executive employees receive payment. Any increases in the Base Salary of Employee shall be in the sole discretion of the Board, and nothing herein shall be deemed to require any such increase.

(b)Expenses and Reimbursements. The Company will continue to pay all reasonable and properly documented expenses incurred by Employee in furtherance of the business of the Company in accordance with applicable Company policies and procedures. Employee will continue to adhere to the published practices and procedures of the Company with respect to incurring out-of-pocket expenses and will present such expense statements, receipts, vouchers or other evidence supporting expenses incurred by Employee as the Company may from time to time request.  The Company will reimburse Employee for his legal fees incurred in connection with the review and negotiation of this Agreement in an amount not to exceed $5,000.  For the avoidance of doubt, to the extent that any reimbursements payable to Employee are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (i) any such reimbursements will be paid no later than the last day of Employee’s taxable year that immediately follows the taxable year in which the expense was incurred; (ii) the amount of expenses reimbursed in one taxable year will not affect the amount eligible for

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reimbursement in any subsequent taxable year; and (iii) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(c)Annual Bonus. Beginning on the Effective Date, Employee will be eligible to be awarded a discretionary annual cash bonus with a target of sixty-five percent (65%) of Employee’s then-current Base Salary, payable subject to standard payroll withholding requirements (“Target Bonus”).  Whether or not Employee is awarded any bonus will be dependent upon (a) the actual achievement by Employee and the Company of the applicable individual and corporate performance goals, as determined by the Board in its sole discretion, and (b) Employee’s continued employment with the Company through the date any such bonus is paid.  The annual cash bonus actually paid may be greater or lesser than the Target Bonus and may be zero.   In the event Employee’s Base Salary is increased during an applicable bonus year, any bonus Employee is eligible to receive for that year (as a percentage of Employee’s Base Salary) will be calculated such that the modified Base Salary rate only applies to the period of time from the effective date of the Base Salary adjustment through the end of the applicable bonus year (and the prior Base Salary rate applies to the period before the Base Salary adjustment).  The Board will determine in its sole discretion the extent to which Employee has achieved the performance goals upon which the bonus is based and the amount of the bonus, if any.

(d)Other Incentive and Deferred Compensation. Employee shall continue to be eligible to participate in all other incentive and deferred compensation programs that may be made available to other executives or officers of the Company during the term of this Agreement, such participation to be in the same form, under the same terms, and to the same extent that such programs are made available to other such executives or officers. Nothing in this Agreement shall be deemed to require the payment of bonuses, awards or incentive compensation to Employee if such payment would not otherwise be required under the terms of any such incentive or deferred compensation program of the Company.

(e)Employee Benefits. Employee shall continue to be eligible to participate in all employee benefit plans, policies, programs or perquisites in which other Company executive or officers participate, including the Company Stock Option program. The terms and conditions of the participation of Employee in the employee benefit plans, policies, programs or perquisites of the Company shall be governed by the terms of each such plan, policy or program.

(f)Vacation. Employee will be eligible for vacation each calendar year to be administered in accordance with the written vacation policy of the Company.

(g)Duties and Performance. Employee acknowledges and agrees that the continued employment of Employee by the Company is made with the understanding that Employee possesses a unique set of skills, abilities and experiences that will benefit the Company, and agrees that continued employment with the Company, whether during the term of this Agreement or thereafter, is contingent upon the successful performance of the duties of Employee in the position as noted above, or in such other position to which Employee may be assigned.

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10.Termination.

(a)Definitions.

(i)Cause. For purposes of this Agreement, “Cause” means a good faith finding by the Board that:

(A)Employee failed to substantially perform the duties and obligations of Employee to the Company (other than a failure resulting from the death or incapacity of Employee because of a Disability), including but not limited to one or more acts of gross negligence or insubordination or a material breach of the written employment, ethics and compliance policies and procedures of the Company; provided, however, that in all cases Employee must be (x) provided written notice of the assumed basis for such Cause by the Board; and (y) given at least ten (10) business days to cure if such alleged reason for Cause is reasonably capable of being cured;

(B)Employee has committed a crime involving fraud, dishonesty, theft or breach of trust;

(C)Employee has been conviction of a felony involving moral turpitude;

(D)Employee intentionally and willfully engaged in misconduct that is demonstrably and materially injurious to the Company, monetarily or otherwise;

(E)Employee materially breached this Agreement, or any other agreement with the Company regarding assignment of intellectual property rights, including the Confidential Information Agreement attached hereto;

(F)Employee willfully violated state or federal laws or regulations in connection with employment by the Company to the material detriment of the Company; or

(G)Employee willfully failed to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials relevant to such investigation.

(ii)Change in Control.  For purposes of this Agreement, “Change in Control” has the meaning ascribed to such term in the Company’s 2020 Equity Incentive Plan, as amended.

(iii)Change in Control Period.  For purposes of this Agreement, “Change in Control Period” means the time period beginning on the date on which a Change in Control becomes effective and ending on the first anniversary of the effective date of such Change in Control.

(iv)Disability. For purposes of this Agreement, “Disability” means a physical or mental illness, impairment or infirmity (other than an absence from work on an approved maternity or paternity

Second Amended and Restated Employment Agreement

leave) that renders Employee unable to perform the essential functions of Employee, including the duties of Employee under this Agreement, with reasonable accommodation, as determined by a physician selected by the Company and acceptable to Employee or the legal representative of Employee, for at least ninety (90) days during any 365-consecutive-day period; provided, however, that this definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law.

(v)Full Bonus.  For purposes of this Agreement, “Full Bonus” means a cash amount equal to the annual bonus otherwise payable to Employee based on actual performance pursuant to the bonus program described in Section 9(c) above for the most recent completed fiscal year ending prior to Employee’s termination.

(vi)Good Reason Event. For purposes of this Agreement, a “Good Reason Event” means

(A)A material reduction in salary of Employee;

(B)any material diminution in the authority or responsibilities of Employee with respect to the Company’s business;

(C)an office relocation farther than 50 miles from the current address of the Company; or

(D)a material breach by the Company of this Agreement;

provided, however, that Good Reason Event shall not be deemed to exist hereunder unless (i) Employee determines in good faith that a Good Reason Event has occurred; (ii) Employee notifies the Company in writing of the occurrence of the Good Reason Event within 60 days of such occurrence; (iii) Employee cooperates in good faith with the Company’s efforts for a period not less than 30 days following such notice to remedy the condition; (iv) notwithstanding such efforts, the Good Reason Event continues to exist; and (v) Employee terminates employment with the Company within 90 days after the end of such 30-day cure period.

(vii)Pro-Rated Bonus.  For purposes of this Agreement, “Pro-Rated Bonus” means a cash amount equal to either: (i) in the case of a termination under Section 11(c) during the Change in Control Period, Employee’s Target Bonus; or (ii) in the case of a termination due to death or Disability (as defined above) or Retirement (as defined below), Employee’s annual bonus earned based on actual performance, in each case (i) or (ii), with respect to the annual bonus otherwise payable under Section 9(c) for the fiscal year in which Employee’s termination of employment occurred and pro-rated for Employee’s months of service during the applicable fiscal year, up to and including the month of termination.

(viii)Retirement.  For purposes of this Agreement, “Retirement” means a voluntary resignation by Employee at or after the age of 60 following continuous employment by the Company (or

Second Amended and Restated Employment Agreement

successor to the Company, if applicable) for a period of at least ten years, with at least 120 days’ notice by Employee to the Company (or successor to the Company, if applicable) of such voluntary resignation.

(ix)Termination of Employment. The at-will employment of Employee with the Company may be terminated, prior to the expiration of the term of this Agreement, in accordance with any of the following provisions:

(A)Termination by Employee. Employee may terminate employment with the Company under this Agreement at any time during the course of this Agreement by giving written notice to the Chief Executive Officer at least two (2) weeks prior to the effective date of termination as set forth in Employee’s notice.

(B)Termination by the Company. The Company may, at any time and without notice, terminate the employment of Employee for Cause. Further, the Company may terminate the employment of Employee by the Company at any time during the course of this Agreement by giving at least two (2) weeks’ notice in writing to Employee. Notwithstanding the preceding sentence, the Company may terminate the employment of Employee at any time and pay Employee for the two week period in addition to any other amounts payable hereunder.

(C)Termination by Death or Disability. The employment of Employee by the Company under this Agreement shall terminate if Employee is unable to perform the duties of Employee due to death of Employee or disability of Employee lasting more than 90 days.

11.Severance.

(a)Termination without Good Reason or for Cause. Upon termination of employment by Employee without Good Reason or by the Company for Cause, then the Company shall pay Employee all amounts earned or accrued, but not paid, through the end of the effective date of termination of employment of Employee, including (i) Base Salary; (ii) unreimbursed expenses incurred by Employee on behalf of the Company; and (iii) accrued and unused vacation pay in accordance with the normal policies and practices of the Company (collectively, “Accrued Compensation”).

(b)Termination with Good Reason or without Cause Outside of the Change in Control Period. Upon termination of employment by Employee with Good Reason or by the Company without Cause outside of the Change in Control Period, then, in addition to the Accrued Compensation, and subject to Employee’s compliance with Section 11(f), the Company shall pay or grant Employee the following severance benefits (the “Severance Benefits”):

(i) Base Salary.  Employee shall receive cash severance in an amount equal to Employee’s annual base salary (as in effect immediately prior to any reduction giving rise to Good Reason, if applicable) for eighteen (18) months (the “Standard Severance Period”).  The cash amount shall be paid, less applicable tax withholdings, in equal installments on the Company’s regular payroll schedule during

Second Amended and Restated Employment Agreement

the period commencing on the date of termination under this Section 11(b) and continuing through the Standard Severance Period, provided, that no payment shall be made prior to the first payroll date following the effective date of the Release (as defined below) in accordance with Section 11(f) below (the “Initial Payment Date”).  On the Initial Payment Date, the Company shall pay Employee in a lump sum the cash amount that Employee would have received on or prior to the Initial Payment Date under the original schedule but for the delay while waiting for Initial Payment Date in compliance with Section 409A and the effectiveness of the Release, with the balance of the cash amount being paid as originally scheduled.  Notwithstanding the foregoing, the Company, in its sole and absolute discretion, may pay the cash amount in the form of a lump sum, which amount will be paid on the Initial Payment Date, but such lump sum payment shall be made only if the Company, in consultation with its advisors, determines that such payment will not result in adverse taxation under Section 409A;

(ii)Full Bonus.  To the extent not already paid to Employee, Employee will additionally be eligible to receive the Full Bonus (as defined above), which shall be paid, less applicable tax withholdings, in a lump sum cash payment concurrently with the annual cash bonus payments to other similarly-situated employees, provided, that no payment shall be made prior to the Initial Payment Date, but that such payment shall in any event be made prior to March 15 of the year following the year of Employee's termination;

(iii)COBRA Premiums.  Provided Employee is eligible for and timely makes the necessary elections for continuation coverage pursuant to COBRA the Company shall pay the applicable premiums (inclusive of premiums for Employee’s dependents) for such coverage following the date of Employee’s termination under this Section 11(b) for twelve (12) months (such period of months, the “Standard COBRA Payment Period”) (but in no event after such time as Employee is eligible for coverage under a health, dental or vision insurance plan of a subsequent employer or as Employee and Employee’s dependents are no longer eligible for COBRA coverage).  Employee shall notify the Company immediately if Employee becomes covered by a health, dental, or vision insurance plan of a subsequent employer or if Employee’s dependents are no longer eligible for COBRA coverage.  Notwithstanding the foregoing, if at any time the Company determines, in its sole and absolute discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on Employee’s behalf, the Company will instead pay Employee on the last day of each remaining month of the Standard COBRA Payment Period a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to Employee’s election of COBRA coverage or payment of COBRA premiums and without regard to Employee’s continued eligibility for COBRA coverage during the Standard COBRA Payment Period; provided, however, that such Special Severance Payment shall end upon expiration of the Standard COBRA Payment Period; and

Second Amended and Restated Employment Agreement

(iv)Post-Termination Exercisability Period for Outstanding Vested Stock Options; Payment of Exercise Price.  Employee shall have three (3) months following the date of Employee’s termination under this Section 11(b) in which to exercise the outstanding and vested stock options held by Employee as of the date of Employee’s termination, notwithstanding the terms of the individual grant notice and award agreement evidencing such awards; provided, however, that in no event will Employee’s stock options be permitted to be exercised beyond their original maximum term to expiration.  Employee may pay the exercise price for outstanding and vested stock options in any manner set forth in Section 4(c) of the Company’s 2020 Equity Incentive Plan, as amended.  Notwithstanding anything to the contrary in this Section 11(b)(iv), to the extent any stock options, which are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated thereunder (“Section 422”), would fail to qualify as incentive stock options as a result of this provision, then this provision shall not apply.

(c)Termination with Good Reason or without Cause during the Change in Control Period.  If Employee’s employment is terminated by Employee with Good Reason or by the Company without Cause at any time during the Change in Control Period (as defined above), then, in addition to the Accrued Compensation, and subject to Employee’s compliance with Section 11(f), Employee shall receive the following severance benefits from the Company (the “CIC Severance Benefits”):

(i)Base Salary; Target Bonus.  Employee shall receive cash severance in an amount equal to the sum of (i) Employee’s annual base salary (as in effect immediately prior to any reduction giving rise to Good Reason, if applicable) for twelve (12) months (the “CIC Severance Period”) and (ii) the Target Bonus (as defined above).  The cash amount shall be paid, less applicable tax withholdings, in equal installments on the Company’s regular payroll schedule during the period commencing on the date of Employee’s termination under this Section 11(c) and continuing through the CIC Severance Period, provided, that no payment shall be made prior to the Initial Payment Date.  On the Initial Payment Date, the Company shall pay Employee in a lump sum the cash amount that Employee would have received on or prior to the Initial Payment Date under the original schedule but for the delay while waiting for Initial Payment Date in compliance with Section 409A and the effectiveness of the Release (as defined below), with the balance of the cash amount being paid as originally scheduled.  Notwithstanding the foregoing, the Company, in its sole and absolute discretion, may pay the cash amount in the form of a lump sum, which amount will be paid on the Initial Payment Date, but such lump sum payment shall be made only if the Company, in consultation with its advisors, determines that such payment will not result in adverse taxation under Section 409A;

(ii)Full Bonus.  To the extent not already paid to Employee, Employee will additionally be eligible to receive the Full Bonus, which shall be paid, less applicable tax withholdings, in a lump sum cash payment concurrently with the annual cash bonus payments to other similarly-situated employees, provided, that no payment shall be made prior to the Initial Payment Date, but that such payment shall in any event be made prior to March 15 of the year following the year of Employee's termination;

Second Amended and Restated Employment Agreement

(iii)Pro-Rated Bonus.  Employee will additionally be eligible to receive to the Pro-Rated Bonus (as defined above), which shall be paid, less applicable tax withholdings, in a lump sum cash payment on the Initial Payment Date;

(iv)COBRA Premiums.  Provided Employee is eligible for and timely makes the necessary elections for continuation coverage pursuant to COBRA the Company shall pay the applicable premiums (inclusive of premiums for Employee’s dependents) for such coverage following the date of Employee’s termination under this Section 11(c) for up to twelve (12) months (such period of months, the “CIC COBRA Payment Period”) (but in no event after such time as Employee is eligible for coverage under a health, dental or vision insurance plan of a subsequent employer or as Employee and Employee’s dependents are no longer eligible for COBRA coverage).  Employee shall notify the Company immediately if Employee becomes covered by a health, dental, or vision insurance plan of a subsequent employer or if Employee’s dependents are no longer eligible for COBRA coverage.  Notwithstanding the foregoing, if at any time the Company determines, in its sole and absolute discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on Employee’s behalf, the Company will instead pay Employee on the last day of each remaining month of the CIC COBRA Payment Period a Special Severance Payment to be made without regard to Employee’s election of COBRA coverage or payment of COBRA premiums and without regard to Employee’s continued eligibility for COBRA coverage during the CIC COBRA Payment Period; provided, however, that such Special Severance Payment shall end upon expiration of the CIC COBRA Payment Period;

(v)Equity Vesting.  Each of Employee’s then outstanding equity awards, including awards that would otherwise vest only upon satisfaction of performance criteria, shall accelerate and become vested and exercisable as to 100% of the unvested shares subject to the equity award, except any award granted after the Effective Date that explicitly overrides this provision in writing.  Subject to Employee’s compliance with Section 11(f) below, the accelerated vesting described in this paragraph shall be effective as of the date of Employee’s termination.  For purposes of this Section, any equity awards subject to performance-based vesting shall accelerate based on target performance.  Notwithstanding anything herein to the contrary, nothing in the Agreement shall limit the Company’s ability to accelerate vesting and/or exercisability of outstanding equity awards pursuant to the terms of the applicable equity incentive plan of the Company.  In order to give effect to the intent of the foregoing provision, notwithstanding anything to the contrary set forth in the applicable equity incentive plan of the Company or the applicable equity award agreements that provide that any then unvested portion of Employee’s award will immediately expire upon Employee’s termination of service, Employee’s equity awards shall remain outstanding following Employee’s termination under this Section 11(c) to give effect to such acceleration as necessary; and

(vi)Post-Termination Exercisability Period for Outstanding Vested Stock Options; Payment of Exercise Price.  Employee shall have three (3) months following the date of Employee’s termination

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under this Section 11(c) in which to exercise the outstanding and vested stock options held by Employee as of the date of Employee’s termination, notwithstanding the terms of the individual grant notice and award agreement evidencing such awards; provided, however, that in no event will Employee’s stock options be permitted to be exercised beyond their original maximum term to expiration.  Employee may pay the exercise price for outstanding and vested stock options in any manner set forth in Section 4(c) of the Company’s 2020 Equity Incentive Plan, as amended.  Notwithstanding anything to the contrary in this Section 11(c)(vi), to the extent any stock options, which are intended to qualify as incentive stock options within the meaning of Section 422, would fail to qualify as incentive stock options as a result of this provision, then this provision shall not apply.

(d)Termination due to Death or Disability.  If Employee’s employment is terminated due to Employee’s death or Disability (as defined above), then, in addition to the Accrued Compensation, and subject to Employee’s compliance with Section 11(f), Employee (or Employee’s estate, as applicable) shall receive the following severance benefits from the Company:

(i)Base Salary.  Employee shall receive cash severance in an amount equal to Employee’s annual base salary for the Standard Severance Period (as defined above).  The cash amount shall be paid, less applicable tax withholdings, in equal installments on the Company’s regular payroll schedule during the period commencing on the date of termination under this Section 11(d) and continuing through the Standard Severance Period, provided, that no payment shall be made prior to the Initial Payment Date (as defined above).  On the Initial Payment Date, the Company shall pay Employee in a lump sum the cash amount that Employee would have received on or prior to the Initial Payment Date under the original schedule but for the delay while waiting for Initial Payment Date in compliance with Section 409A and the effectiveness of the Release, with the balance of the cash amount being paid as originally scheduled.  Notwithstanding the foregoing, the Company, in its sole and absolute discretion, may pay the cash amount in the form of a lump sum, which amount will be paid on the Initial Payment Date, but such lump sum payment shall be made only if the Company, in consultation with its advisors, determines that such payment will not result in adverse taxation under Section 409A;

(ii)Full Bonus.  To the extent not already paid to Employee, Employee will additionally be eligible to receive the Full Bonus, which shall be paid, less applicable tax withholdings, in a lump sum cash payment concurrently with the annual cash bonus payments to other similarly-situated employees, provided, that no payment shall be made prior to the Initial Payment Date, but that such payment shall in any event be made prior to March 15 of the year following the year of Employee's termination;

(iii)Pro-Rated Bonus.  Employee will be eligible to receive the Pro-Rated Bonus, less applicable tax withholdings, which shall be payable to Employee in a lump sum cash payment concurrently with the annual cash bonus payments to other similarly-situated employees, provided, that no payment shall be made prior to the Initial Payment Date, but that such payment shall in any event be made prior to March 15 of the year following the year of Employee's termination;

Second Amended and Restated Employment Agreement

(iv)COBRA Premiums.  Provided Employee is eligible for and timely makes the necessary elections for continuation coverage pursuant to COBRA the Company shall pay the applicable premiums (inclusive of premiums for Employee’s dependents) for such coverage following the date of Employee’s termination under this Section 11(d) for the Standard COBRA Payment Period (as defined above) (but in no event after such time as Employee is eligible for coverage under a health, dental or vision insurance plan of a subsequent employer or as Employee and Employee’s dependents are no longer eligible for COBRA coverage).  Employee shall notify the Company immediately if Employee becomes covered by a health, dental, or vision insurance plan of a subsequent employer or if Employee’s dependents are no longer eligible for COBRA coverage.  Notwithstanding the foregoing, if at any time the Company determines, in its sole and absolute discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on Employee’s behalf, the Company will instead pay Employee on the last day of each remaining month of the Standard COBRA Payment Period a Special Severance Payment to be made without regard to Employee’s election of COBRA coverage or payment of COBRA premiums and without regard to Employee’s continued eligibility for COBRA coverage during the Standard COBRA Payment Period; provided, however, that such Special Severance Payment shall end upon expiration of the Standard COBRA Payment Period;

(v)Equity Vesting.  Each of Employee’s then outstanding equity awards, including awards that would otherwise vest only upon satisfaction of performance criteria, shall accelerate and become vested and exercisable as to 100% of the unvested shares subject to the equity award, except any award granted after the Effective Date that explicitly overrides this provision in writing.  Subject to Employee’s compliance with Section 11(f), the accelerated vesting described in this paragraph shall be effective as of the date of Employee’s termination.  For purposes of this Section 11(d)(v), any equity awards subject to performance-based vesting shall accelerate based on target performance.  Notwithstanding anything herein to the contrary, nothing in the Agreement shall limit the Company’s ability to accelerate vesting and/or exercisability of outstanding equity awards pursuant to the terms of the applicable equity incentive plan of the Company.  In order to give effect to the intent of the foregoing provision, notwithstanding anything to the contrary set forth in the applicable equity incentive plan of the Company or the applicable equity award agreements that provide that any then unvested portion of Employee’s award will immediately expire upon Employee’s termination of service, Employee’s equity awards shall remain outstanding following Employee’s termination for death or Disability to give effect to such acceleration as necessary; and

(vi)Post-Termination Exercisability Period for Outstanding Vested Stock Options; Payment of Exercise Price.  Employee (or Employee’s estate, as applicable) shall have twelve (12) months (in the case of Employee’s Disability) or eighteen (18) months (in the case of Employee’s death) following the date of Employee’s termination of employment due to Employee’s death or Disability in which to exercise the outstanding and vested stock options held by Employee as of the date of Employee’s

Second Amended and Restated Employment Agreement

termination (including, but not limited to, any such stock options that become vested in accordance with Section 11(d)(v)); provided, however, that in no event will Employee’s stock options be permitted to be exercised beyond their original maximum term to expiration.  Employee (or Employee’s estate, as applicable) may pay the exercise price for outstanding and vested stock options in any manner set forth in Section 4(c) of the Company’s 2020 Equity Incentive Plan, as amended.  Notwithstanding anything to the contrary in this Section 11(d)(vi), to the extent any stock options, which are intended to qualify as incentive stock options within the meaning of Section 422, would fail to qualify as incentive stock options as a result of this provision, then this provision shall not apply.

(e)Retirement.  If Employee’s employment with the Company is terminated due to Retirement (as defined above), then, in addition to the Accrued Compensation, and subject to Employee’s compliance with Section 11(f), Employee shall receive the following severance benefits from the Company:

(i)Full Bonus.  To the extent not already paid to Employee, Employee will additionally be eligible to receive the Full Bonus, which shall be paid, less applicable tax withholdings, in a lump sum cash payment concurrently with the annual cash bonus payments to other similarly-situated employees, provided, that no payment shall be made prior to the Initial Payment Date, but that such payment shall in any event be made prior to March 15 of the year following the year of Employee's termination;

(ii)Pro-Rated Bonus.  Employee will be eligible to receive the Pro-Rated Bonus, less applicable tax withholdings, which shall be payable to Employee in a lump sum cash payment concurrently with the annual cash bonus payments to other similarly-situated employees, provided, that no payment shall be made prior to the Initial Payment Date, but that such payment shall in any event be made prior to March 15 of the year following the year of Employee's termination; and

(iii)Post-Termination Exercisability Period for Outstanding Vested Stock Options; Payment of Exercise Price.  Employee shall have three (3) months following the date of Employee’s Retirement in which to exercise the outstanding and vested stock options held by Employee as of the date of Employee’s Retirement; provided, however, that in no event will Employee’s stock options be permitted to be exercised beyond their original maximum term to expiration.  Employee may pay the exercise price for outstanding and vested stock options in any manner set forth in Section 4(c) of the Company’s 2020 Equity Incentive Plan, as amended.  Notwithstanding anything to the contrary in this Section 11(e)(iii), to the extent any stock options, which are intended to qualify as incentive stock options within the meaning of Section 422, would fail to qualify as incentive stock options as a result of this provision, then this provision shall not apply.

(f)Conditions for Receipt of Severance.

(i)Release Agreement.  As a condition to receiving the severance benefits set forth in Sections 11(b), (c), (d) and (e), Employee must sign a release of all claims in favor of the Company and its subsidiaries and affiliates (the “Release”) in such form as may be provided by the Company.  The Release

Second Amended and Restated Employment Agreement

must become effective in accordance with its terms, which must occur in no event more than sixty (60) days following the applicable date of Employee’s termination.  In no event shall payment of any benefits under Section 11 of this Agreement be made prior to the date of Employee’s termination or prior to the effective date of the Release.  If the Company determines that any payments or benefits provided under Section 11 of this Agreement constitute “deferred compensation” under Section 409A, and the date of Employee’s termination occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which Employee’s “Separation from Service” within the meaning of Section 409A (as defined below) occurs, then regardless of when the Release is returned to the Company and becomes effective, the Release will not be deemed effective any earlier than the latest permitted effective date; provided, that except to the extent that payments may be delayed in accordance with Section 12, on the first regular payroll date following the effective date of Employee’s Release, the Company shall (i) pay Employee a lump sum amount equal to the sum of the severance benefits that Employee would otherwise have received through such payroll date but for the delay in payment related to the effectiveness of the Release and (ii) commence paying the balance, if any, of the severance benefits in accordance with the applicable payment schedule.

(ii)Other Requirements.  Employee’s receipt of the severance benefits set forth in Sections 11(b), (c), (d) and (e) will be subject to Employee’s continued material compliance with the terms of the Release, any participation agreement between Employee and the Company, the non-disparagement provisions of a separation agreement provided by the Company, the Confidential Information Agreement and any other agreement between Employee and the Company.  Severance benefits under this Agreement shall terminate for Employee if Employee materially violates a legal or contractual obligation owed to the Company which, if curable, is not cured promptly after written notice of such violation is provided to Employee.

12.Tax Provisions.

All severance benefits and other payments provided under this Agreement are intended to satisfy the requirements for an exemption from application of Section 409A of the Internal Revenue Code of 1986, as amended and the treasury regulations and other guidance thereunder and any state law of similar effect (“Section 409A”) to the maximum extent that an exemption is available and any ambiguities herein shall be interpreted accordingly; provided, however, that to the extent such an exemption is not available, the payments and benefits provided under this Agreement are intended to comply with the requirements of Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly.  Notwithstanding anything to the contrary in this Agreement, no severance payments or benefits will become payable until Employee has incurred a Separation from Service.

It is intended that (i) each installment of any separation benefits payable under this Agreement be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), (ii) all benefits under this Agreement satisfy, to the greatest extent possible, the exemptions from the

Second Amended and Restated Employment Agreement

application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9)(iii), and (iii) any such benefits consisting of COBRA premiums also satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(9)(v). However, if the Company determines that any severance benefits payable under this Agreement constitute “deferred compensation” under Section 409A and Employee is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A, (A) the timing of such severance benefit payments shall be delayed until the earlier of (1) the date that is six months and one day after Employee’s Separation from Service and (2) the date of Employee’s death (such applicable date, the “Delayed Initial Payment Date”), and (B) the Company shall (1) pay Employee a lump sum amount equal to the sum of the severance benefit payments that Employee would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the severance benefits had not been delayed pursuant to this paragraph and (2) commence paying the balance, if any, of the severance benefits in accordance with the applicable payment schedule.

13.Section 280G. If any payment or benefit Employee will or may receive from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding any provisions in this Section 12 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (i) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Employee as determined on an after-tax basis; (ii) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that

Second Amended and Restated Employment Agreement

are not contingent on future events; and (iii) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

The Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 13.  The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder.  If Employee receives a Payment for which the Reduced Amount was determined pursuant to clause (x) above and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Employee agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) above) so that no portion of the remaining Payment is subject to the Excise Tax.  For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) above, Employee shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

14.Acknowledgment.

(a)Employee hereby acknowledges and agrees that the Services to be rendered by to the Company under this Agreement are of a special and unique character; that Employee will obtain knowledge and skill relevant to the industry of the Company and its methods of doing business and marketing strategies by virtue of the continued employment of Employee.

(b)Employee further hereby acknowledges that Employee has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith.

15.Waiver. No waiver of a breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provision hereof, and no wavier shall be effective unless granted in writing and signed by an authorized representative of the waiving Party. The failure or refusal of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right in any one or more instances or circumstances shall not be construed as a waiver or relinquishment of such provision or right, nor shall such failures or refusals be deemed a custom or practice contrary to such provision or right.

16.Entire Agreement; Amendments. This Agreement, including Exhibit A, sets forth the entire agreement, and supersedes prospectively all prior and contemporaneous agreements, understandings, representations and warranties, whether written or oral, between the Parties and relating to the subject matter of this Agreement, including the Prior Agreement. This Agreement may not be modified, amended, supplemented or discharged, in whole or in part, except by an agreement in writing signed by both of the Parties. The rights and remedies specified in this Agreement are in addition to any other rights and remedies that may be available at law or in equity. Entire Agreement.

Second Amended and Restated Employment Agreement

17.Attorneys’ Fees. If any action at law or in equity is brought to enforce or interpret the provisions of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and disbursements and expenses of investigation in addition to any other relief to which it may be entitled.

18.Governing Law; Survival. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Texas, without giving effect to any conflict of laws rules or principles of any jurisdiction. The federal and state courts located within Austin, Travis County, State of Texas shall have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement. Each Party hereby irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. If any provision of this Agreement is held to be void or unenforceable, in whole or in part, by a court of competent jurisdiction, the other provisions of this Agreement shall continue to be valid and the Parties shall reform this Agreement, and the same is hereby reformed, to replace the void or unenforceable provision with one that is valid and enforceable and most nearly approximates their original intent.

19.Legal Construction; Legal Representation. This Agreement shall not be construed against the Party drafting this Agreement, despite its responsibility for its preparation. Employee acknowledges that Cooley LLP represents the Company and not Employee in drafting and negotiating this Agreement, and Employee has been given an opportunity to review this Agreement with counsel of his choice prior to his execution of this Agreement.

20.Assignment. Neither this Agreement nor any duties nor obligations hereunder may be assigned without the prior written consent of the Parties; provided, however, that the Company, without obtaining the consent of Employee, may assign its rights and obligations hereunder to a wholly-owned subsidiary and provided further that any post-employment restrictions shall be assignable by the Company to any entity that purchases all or substantially all of the assets of the Company. In the event of an assignment by Employee to which Company has consented, the assignee or the legal representative of the assignee must agree in writing with Company to personally assume and be bound by all the provisions of this Agreement.

21.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors, and assigns.

22.Severability; Provisions Subject to Applicable Law. All provisions of this Agreement shall be applicable only to the extent that they do not violate any applicable law and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, illegal or unenforceable under any applicable law. If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions of this Agreement or of any other application of such provision shall in no way be affected thereby.

Second Amended and Restated Employment Agreement

23.Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be considered given as follows:

(a)When delivered personally to the recipient’s address as stated below the signatures of the Parties, or such other address as such recipient has notified the other Party hereto;

(b)Five (5) days after being deposited in the United States mail, with postage prepaid to the recipient’s address as stated in this Agreement; or

(c)One (1) day after delivery of the notice to a nationally recognized courier service, marked for overnight delivery.

24.Waiver of Rights. No waiver by the Company or Employee of a right or remedy hereunder shall be deemed to be a waiver of any other right or remedy or of any subsequent right or remedy of the same kind.

25.Definitions; Headings; and Number. A term defined in any part of this Agreement shall have the defined meaning wherever such term is used herein. The headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement. Where appropriate to the context of this Agreement, use of the singular shall be deemed also to refer to the plural, and use of the plural to the singular.

26.Counterparts; Electronic Signatures. This Agreement may be executed in separate counterparts, each of which shall be deemed an original but both of which taken together shall constitute but one and the same instrument. Signatures transmitted by facsimile or other electronic means shall have the same effect as original signatures.

[Signature Page Follows]

Second Amended and Restated Employment Agreement

IN WITNESS WHEREOF, the Company has caused this Second Amended and Restated Employment Agreement to be executed by its duly authorized officer and Employee has executed this Second Amended and Restated Employment Agreement effective as of the Effective Date.

Company
Vital Farms, Inc.
By:	/s/ Stephanie Coon
Name: Stephanie Coon
Title: Senior Vice President, People & Strategy

Employee
/s/ Jason Dale
Jason Dale

Signature Page

Second Amended and Restated Employment Agreement

Exhibit A

Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement

Employee Confidential Information, Inventions, Non-Solicitation

and Non-Competition Agreement

In consideration of my employment or continued employment by Vital Farms, Inc. and its subsidiaries, parents, affiliates, successors and assigns (together, “Company”), the enhanced employment and severance benefits provided to me pursuant to my Second Amended and Restated Employment Agreement executed contemporaneously herewith, and the compensation now and later paid to me, and in further consideration of Company providing me with on-going access to and use of Company’s Confidential Information (defined below), as well as other valuable consideration, I hereby enter into this Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement (the “Agreement”).

RECITALS

WHEREAS, during the course of my employment, I will have access to and knowledge of Company’s trade secrets and Confidential Information; and

WHEREAS, it is of material benefit to me to receive additional knowledge provided by Company and it is of material benefit to reasonably restrict the disclosure of Company’s trade secrets and Confidential Information with a nondisclosure and non-competition agreement both of which are reasonable in terms of scope, geography and duration.

Accordingly, in consideration of the mutual promises and covenants contained herein, Company and I agree as follows:

1.Confidential Information Protections.

1.1Recognition of Company’s Rights; Nondisclosure.  I understand and acknowledge that my employment by Company creates a relationship of confidence and trust with respect to Company’s Confidential Information (as defined below) and that Company has a protectable interest therein.  At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon or publish any of Company’s Confidential Information, except as such disclosure, use or publication may be required in connection with my work for Company, or unless an officer of Company expressly authorizes such disclosure in writing.  I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that discloses and/or incorporates any Confidential Information.  I hereby assign to Vital Farms, Inc. any rights I may have or acquire in such Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Vital Farms, Inc. and its assigns. I will take all reasonable precautions to prevent the inadvertent or accidental disclosure of Confidential Information.  Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

1.2Confidential Information.  The term “Confidential Information” shall mean any and all confidential knowledge, data or information of Company. By way of illustration but not limitation, “Confidential Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, software in source or object code versions, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Intellectual Property Rights therein (collectively, “Inventions”); (b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals,  methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of Company and other non-public information relating to customers and potential customers; (d) information regarding any of Company’s business partners and their services, including names; representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and  employee skills; and (f) any other non-public information which a competitor of Company could use to the competitive disadvantage of Company.  Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which was known to me prior to employment with Company or which is generally known in the trade or industry through no breach of this Agreement or other act or omission by me.  Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between Company and me, nothing in this Agreement shall limit my right to discuss my employment or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange

Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure.

1.3Third Party Information.  I understand, in addition, that Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data or information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During my employment and thereafter, I will hold Third Party Information in confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, except in connection with my work for Company, Third Party Information unless expressly authorized by an officer of Company in writing.

1.4Term of Nondisclosure Restrictions.  I understand that Confidential Information and Third Party Information is never to be used or disclosed by me, as provided in this Section 1.  If a temporal limitation on my obligation not to use or disclose such information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, I agree and Company agrees that the two (2) year period after the date my employment ends will be the temporal limitation relevant to the contested restriction, provided, however, that this sentence will not apply to trade secrets protected without temporal limitation under applicable law.

1.5Restricted Access Granted.  In exchange for my agreement not to disclose or use Confidential Information, except as required in performing my duties for Company, and for the non-competition covenants, non-solicitation covenants, and the other promises provided herein, Company agrees to grant me access to Confidential Information required to fulfill the duties of my position.  I agree

1.

that Company has no pre-existing obligation to reveal Confidential Information.

1.6No Improper Use of Information of Prior Employers and Others.  During my employment by Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

2.Assignments of Inventions.

2.1Definitions.  As used in this Agreement, the term “Intellectual Property Rights” means all trade secrets, Copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country; the term “Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of  a work of authorship (as a literary, musical, or artistic work) recognized by the laws of any jurisdiction or country;  and  the term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

2.2Excluded Inventions and Other Inventions.  Attached hereto as Exhibit A is a list describing all existing Inventions, if any, that may relate to Company’s business or actual or demonstrably anticipated research or development and that were made by me or acquired by me prior to the commencement of my employment with, and which are not to be assigned to, Company (“Excluded Inventions”).  If no such list is attached, I represent and agree that it is because I have no rights in any existing Inventions that may relate to Company’s business or actual or demonstrably anticipated research or development.  For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the commencement of my employment, other than Company Inventions (defined below) and

Excluded Inventions.  I acknowledge and agree that if I use any Excluded Inventions or any Other Inventions in the scope of my employment, or if I include any Excluded Inventions or Other Inventions in any product or service of Company, or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement, I will immediately so notify Company in writing.  Unless Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to Company, in such circumstances (whether or not I give Company notice as required above), a non-exclusive, perpetual, transferable, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Excluded Inventions and Other Inventions.  To the extent that any third parties have rights in any such Other Inventions, I hereby represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above.

2.3Assignment of Company Inventions. Inventions assigned to Vital Farms, Inc., or to a third party as directed by Vital Farms, Inc. pursuant to Section 2.6, are referred to in this Agreement as “Company Inventions.”  Subject to Section 2.4 (Unassigned or Nonassignable Inventions) and except for Excluded Inventions set forth in Exhibit A and Other Inventions, I hereby assign to Vital Farms, Inc. all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company.  To the extent required by applicable Copyright laws, I agree to assign in the future (when any copyrightable Inventions are first fixed in a tangible medium of expression) my Copyright rights in and to such Inventions.  Any assignment of Company Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an

2.

assignment of all Moral Rights.  To the extent such Moral Rights cannot be assigned to Vital Farms, Inc. and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights.  I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions (and any Intellectual Property Rights with respect thereto).

2.4Unassigned or Nonassignable Inventions.  I recognize that this Agreement will not be deemed to require assignment of any Invention that I developed entirely on my own time without using Company’s equipment, supplies, facilities, trade secrets or Confidential Information, except for those Inventions that either (i) relate to Company’s actual or anticipated business, research or development, or (ii) result from or are connected with work performed by me for Company.  In addition, this Agreement does not apply to any Invention which qualifies fully for protection from assignment to Company under any specifically applicable state law, regulation, rule or public policy (“Specific Inventions Law”).

2.5Obligation to Keep Company Informed.  During the period of my employment and for one (1) year after termination of my employment, I will promptly and fully disclose to Company in writing all Inventions authored, conceived, or reduced to practice by me, either alone or jointly with others.  In addition, I will promptly disclose to Company all patent applications filed by me or on my behalf within one (1) year after termination of employment.  At the time of each such disclosure, I will advise Company in writing of any Inventions that I believe fully qualify for protection under the provisions of any applicable Specific Inventions Law; and I will at that time provide to Company in writing all evidence necessary to substantiate that belief.  Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any Confidential Information disclosed in writing to Company pursuant to this Agreement relating to

Inventions that qualify fully for protection under a Specific Inventions Law.  I will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.

2.6Government or Third Party. I agree that, as directed by Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.7Ownership of Work Product.

(a)I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by Copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

(b)I agree that Vital Farms, Inc. will exclusively own all work product that is made by me (solely or jointly with others) within the scope of my employment, and I hereby irrevocably and unconditionally assign to Vital Farms, Inc. all right, title, and interest worldwide in and to such work product. I understand and agree that I have no right to publish on, submit for publishing, or use for any publication any work product protected by this Section, except as necessary to perform services for Company.

2.8Enforcement of Intellectual Property Rights and Assistance.  I will assist Company in every proper way to obtain, and from time to time enforce, United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any and all countries.  To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Intellectual Property Rights and the assignment thereof.  In addition, I will execute, verify and deliver assignments of such Intellectual Property Rights to Vital Farms, Inc. or its designee, including the United States or any third party designated by Vital Farms, Inc.  My obligation

3.

to assist Company with respect to Intellectual Property Rights relating to such Company Inventions in any and all countries will continue beyond the termination of my employment, but Company will compensate me at a reasonable rate after my termination for the time actually spent by me at Company’s request on such assistance. In the event Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me.  I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned under this Agreement to Vital Farms, Inc.

2.9Incorporation of Software Code.  I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company except in strict compliance with Company’s policies regarding the use of such software.

3.Records.  I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Confidential Information developed by me and all Company Inventions made by me during the period of my employment at Company, which records will be available to and remain the sole property of Company at all times.

4.Duty of Loyalty During Employment.  I agree that during the period of my employment by Company I will not, without Company’s express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, my employment by Company.

5.No Solicitation of Employees, Consultants, Contractors, or Customers or Potential Customers.  I agree that during the period of my employment and for the one (1) year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of Company:

5.1solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person known to me to be an employee, consultant, or independent contractor of Company to terminate his or her relationship with Company, even if I did not initiate the discussion or seek out the contact;

5.2solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any person known to me to be an employee,  consultant, or independent contractor of Company to terminate his or her relationship with Company to render services to me or any other person or entity that researches, develops, markets, sells, performs or provides or is preparing to develop, market, sell, perform or provide Conflicting Services (as defined in Section 6 below);

5.3hire, employ, or engage in a business venture with as partners or owners or other joint capacity, or attempt to hire, employ, or engage in a business venture as partners or owners or other joint capacity, with any person then employed by Company or who has left the employment of Company within the preceding three (3) months to research, develop, market, sell, perform or provide Conflicting Services;

5.4solicit, induce or attempt to induce any Customer or Potential Customer (as defined below), to terminate, diminish, or materially alter in

4.

a manner harmful to Company its relationship with Company;

5.5solicit or assist in the solicitation of any Customer or Potential Customer to induce or attempt to induce such Customer or Potential Customer to purchase or contract for any Conflicting Services; or

5.6perform, provide or attempt to perform or provide any Conflicting Services for a Customer or Potential Customer.

The parties agree that for purposes of this Agreement, a “Customer or Potential Customer” is any person or entity who or which, at any time during the one (1) year period prior to my contact with such person or entity as described in Sections 5.4-5.6 above if such contact occurs during my employment or, if such contact occurs following the termination of my employment, during the one (1) year period prior to the date my employment with Company ends: (i) contracted for, was billed for, or received from Company any product, service or process with which I worked directly or indirectly during my employment by Company or about which I acquired Confidential Information; or (ii) was in contact with me or in contact with any other employee, owner, or agent of Company, of which contact I was or should have been aware, concerning the sale or purchase of, or contract for, any product, service or process with which I worked directly or indirectly during my employment with Company or about which I acquired Confidential Information; or (iii) was solicited by Company in an effort in which I was involved or of which I was aware.

6.Non-Compete Provision.  I agree that for the one (1) year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, directly or indirectly, as an officer, director, employee, consultant, owner, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide Conflicting Services anywhere in the Restricted Territory (as defined below), nor will I assist another person to solicit, perform or provide or attempt to perform or provide Conflicting Services anywhere in the Restricted Territory.

The parties agree that for purposes of this Agreement, “Conflicting Services” means any product, service, or process or the research and development thereof, of any person or organization other than Company that directly competes with a product, service, or process, including the research and development thereof, of Company with which I worked directly or indirectly during my employment by Company or about which I acquired Confidential Information during my employment by Company.

The parties agree that for purposes of this Agreement, “Restricted Territory” means the one hundred (100) mile radius of any of the following locations: (i) any Company business location at which I have worked on a regular or occasional basis during the preceding year; (ii) my home if I work from home on a regular or occasional basis; (iii) any potential business location of Company under active consideration by Company to which I have traveled in connection with the consideration of that location; (iv) the primary business location of a Customer or Potential Customer; or (v) any business location of a Customer or Potential Customer where representatives of the Customer or Potential Customer with whom I have been in contact in the preceding year are based.

7.REASONABLENESS OF RESTRICTIONS.

7.1I agree that I have read this entire Agreement and understand it.  I agree that this Agreement does not prevent me from earning a living or pursuing my career.  I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests.  I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

7.2In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, I and Company agree that the court will read the Agreement as a whole and interpret the

5.

restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

7.3If the court declines to enforce this Agreement in the manner provided in subsection 7.2, I and Company agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law and I agree to be bound by this Agreement as modified.

7.4If, after applying the provisions of subsections 7.2 and 7.3, a court still decides that this Agreement or any of its restrictions is unenforceable for lack of reasonable geographic limitation and the Agreement or restriction(s) cannot otherwise be enforced, the parties hereby agree that the fifty (50) mile radius from any location at which I worked for Company on either a regular or occasional basis during the one (1) year immediately preceding termination of my employment with Company shall be the geographic limitation relevant to the contested restriction.

8.No Conflicting Agreement or Obligation.  I represent that my performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by Company.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement.

9.Return of Company Property.  When I leave the employ of Company, I will deliver to Company any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Confidential Information of Company.  I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company.  In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed.  I further agree that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time with or without notice.  Prior to leaving, I will cooperate with Company in attending an exit interview and completing and signing Company’s termination statement if required to do so by Company.

10.Legal and Equitable Remedies.

10.1I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms.  I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company and Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement.

10.2  I agree that if Company is successful in whole or in part in any legal or equitable action against me under this Agreement, Company will be entitled to payment of all costs, including reasonable attorneys’ fees, from me.

10.3  In the event Company enforces this Agreement through a court order, I agree that the restrictions of Sections 5 and 6 will remain in effect for a period of twelve (12) months from the effective date of the order enforcing the Agreement.

11.Notices.  Any notices required or permitted under this Agreement will be given to Company at its headquarters location at the time notice is given, labeled “Attention Chief Executive Officer,” and to me at my address as listed on Company payroll, or at such other address as Company or I may

6.

designate by written notice to the other.  Notice will be effective upon receipt or refusal of delivery.  If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark.  If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.

12.Publication of This Agreement to Subsequent Employer or Business Associates of Employee.

12.1If I am offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity while the restrictions described in Sections 5 and 6 of this Agreement are in effect I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business with which I have an opportunity to be associated of my obligations under this Agreement and also agree to provide such person or persons with a copy of this Agreement.

12.2I agree to inform Company of all employment and business ventures which I enter into while the restrictions described in Sections 5 and 6 of this Agreement are in effect and I also authorize Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business with which I am employed or associated and to make such persons aware of my obligations under this Agreement.

13.General Provisions.

13.1Governing Law; Consent to Personal Jurisdiction.  This Agreement will be governed by and construed according to the laws of the State of Texas as such laws are applied to agreements entered into and to be performed entirely within Texas between Texas residents.  I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in the State of Texas for any lawsuit filed there against me by Company arising from or related to this Agreement.

13.2Severability.  In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.  If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

13.3Successors and Assigns.  This Agreement is for my benefit and the benefit of Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.

13.4Survival.  The provisions of this Agreement will survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or other assignee.

13.5Employment At-Will.  I agree and understand that nothing in this Agreement will change my at-will employment status or confer any right with respect to continuation of employment by Company, nor will it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause or advance notice.

13.6Waiver.  No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach.  No waiver by Company of any right under this Agreement will be construed as a waiver of any other right.  Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

13.7Export.  I agree not to export, reexport, or transfer, directly or indirectly, any U.S.

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technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

13.8Advice of Counsel.  I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.  THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

13.9Entire Agreement.  The obligations pursuant to Sections 1 and 2 (except Subsections 2.4 and 2.7(a)) of this Agreement will apply to any time during which I was previously engaged, or am in the future engaged, by Company as a consultant if no other agreement governs nondisclosure and assignment of Inventions during such period.  This

Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us; provided, however, prior to the execution of this Agreement, if Company and I were parties to any agreement regarding the subject matter hereof, including but not limited to my Proprietary Information and Inventions Agreement with Company or my Employment Agreement with Company (as amended), the provisions in such agreement addressing the subject matter hereof will be superseded by this Agreement prospectively only.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

[signatures to follow on next page]

8.

This Agreement will be effective as of April 1, 2022.

I have read this agreement carefully and understand its terms.  I have completely filled out Exhibit A to this Agreement.

/s/ Jason Dale
(Signature)

Jason Dale
(Printed Name)

Accepted and Agreed To:

Vital Farms, Inc.

By:	/s/ Stephanie Coon
Name: Stephanie Coon
Title: Senior Vice President, People & Strategy

[Signature Page to Confidential Information, Inventions,

Non-Solicitation and Non-Competition Agreement]

Exhibit A

List of Excluded Inventions

1.

Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by Company:

☒No inventions or improvements.

☐See below:

Title	Date	Identifying Number or Brief Description

☐	Additional sheets attached.
2.

Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship
1.
2.
3.

☐	Additional sheets attached.

Ex. A

Second Amended and Restated Employment Agreement